Exhibit 99.8

Execution Version

EQUITY COMMITMENT LETTER

June 7, 2017

Silver Biotech Investment Limited

c/o Unit 3001, China World Tower 2

No. 1 Jian Guo Men Wai Avenue

Beijing 100004, People’s Republic of China

Attn: Ms. Shirley Lin

Re:	Equity Commitment Letter

Ladies and Gentlemen:

This letter sets forth the commitment of the undersigned (the “Sponsor”), subject to (i) the terms and conditions contained in an agreement and plan of merger (the “Merger Agreement”) to be entered into by and among Silver Biotech Investment Limited, a company incorporated in the Cayman Islands with limited liability (“Holdco”), Silver Delaware Investment Limited, a Delaware corporation and wholly-owned subsidiary of Holdco (“Merger Sub”), and SciClone Pharmaceuticals, Inc., a Delaware corporation (the “Company”), pursuant to which, upon the terms and subject to the conditions set forth therein, Merger Sub will be merged with and into the Company (the “Merger”), and (ii) the terms and conditions contained herein, to subscribe for, directly or indirectly, certain newly issued ordinary shares of Holdco. Concurrently with the delivery of this letter agreement, GL China Opportunities Fund II L.P., a limited partnership organized under the laws of the Cayman Islands, GL China Opportunities Fund II (Canada) L.P., a limited partnership registered in Canada (collectively, the “GL Sponsor”), Bank of China Group Investment Limited, a company incorporated under the laws of Hong Kong, Mr. Weihang Zhu, a citizen of the People’s Republic of China, and Ascendent Capital Partners II, L.P., a limited partnership organized under the laws of the Cayman Islands, (collectively with the GL Sponsor, the “Other Sponsors” and, each, an “Other Sponsor”) are entering into letter agreements substantially identical to this letter agreement (each an “Other Sponsor Equity Commitment Letter”) committing to subscribe for or cause to be subscribed for, directly or indirectly, certain newly issued ordinary shares of Holdco. Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Merger Agreement.

1.          Commitment.   The Sponsor hereby commits, subject to the terms and conditions set forth herein, to subscribe, or cause to be subscribed, directly or indirectly through Avengers Limited (the “SPV”) or one or more Affiliates (which shall include, for the purpose of this letter, any other investment entity managed or advised by the Sponsor or its Affiliates) as provided in the last sentence of this Section 1, for newly issued ordinary shares of Holdco and to pay to Holdco in immediately available funds at or prior to the Effective Time an aggregate cash purchase price in equal to $61 million (such sum, subject to adjustment as set forth in this Section 1, the “Commitment”), and shall cause Holdco, upon receipt of the Commitment, to use such amount only to (i) fund a portion of the Merger Fund and any other amounts required to be paid by Holdco pursuant to the Merger Agreement to consummate the transactions contemplated thereby and (ii) pay related fees and expenses pursuant to the Merger Agreement (collectively, the “Total Funding Requirement”). Notwithstanding anything to the contrary contained herein, the Sponsor shall not, under any circumstances, be obligated to contribute more than the Commitment to Holdco and the liability of the Sponsor hereunder shall in no event exceed the amount of the Commitment. In the event the amount of the Commitment, together with the total amount of commitments made by the Other Sponsors under the Other Sponsor Equity Commitment Letters (collectively, the “Other Commitments” and, together with the Commitment”, the “Total Commitment”) and the other financing arrangements contemplated by the Merger Agreement, exceeds the Total Funding Requirement, the amount to be funded under this letter shall, unless otherwise agreed in writing by the Sponsor, be reduced by Holdco on a pro rata basis based on the Commitment and the Total Commitment, to the level sufficient to, in combination with the other financing arrangements contemplated by the Merger Agreement, fully fund the Total Funding Requirement. The Sponsor may allocate all or a portion of the Commitment to the SPV or one or more of its Affiliates; provided, that (a) such allocation shall not relieve the Sponsor of its obligations hereunder if the SPV or such Affiliate to which the Commitment is allocated does not perform its obligations with respect to the allocated Commitment, and (b) the Commitment hereunder will only be reduced by any amounts actually contributed to Holdco by the SPV or such Affiliate to which the Commitment is allocated (and not returned) at or prior to the Closing Date for the purpose of funding a portion of the Total Funding Requirement.

1

2.          Conditions to Funding. The payment of the Commitment to Holdco shall be subject to (a) the satisfaction, or waiver, by Holdco of each of the conditions to Holdco’s and Merger Sub’s obligations to effect the Merger set forth in Section 9.1 and Section 9.3 of the Merger Agreement (other than those conditions that by their nature are to be satisfied at the Closing but subject to the prior or substantially concurrent satisfaction of such conditions), (b) the substantially concurrent occurrence of the Closing, (c) the Debt Financing and/or the Alternative Debt Financing (if applicable) having been funded or will be funded at the Closing in accordance with the terms of the Debt Commitment Letter or the Alternative Debt Financing Documents (if applicable) if the Commitment and the Other Commitments are funded at the Closing, and (d) the substantially contemporaneous closing of the contributions contemplated by the Other Sponsor Equity Commitment Letters, which shall not be modified, amended or altered in any manner adverse to the Sponsor without the Sponsor’s prior written consent, provided, however, that the satisfaction or failure of the condition set forth in clause (d) shall not limit or impair the ability of Holdco or the Company to seek enforcement of the obligations of the Sponsor under and in accordance with this letter if and only if (x) Holdco or the Company, as applicable, is also seeking enforcement of the Other Sponsor Equity Commitment Letters or (y) each Other Sponsor has satisfied or is prepared to satisfy its obligations under its Other Sponsor Equity Commitment Letter.

3.          Termination.  The obligation of the Sponsor to fund its Commitment will terminate automatically and immediately to the extent described below upon the earlier to occur of (i) the Effective Time; provided that the Sponsor shall at or prior to the Effective Time have fully funded and paid or procure the funding and payment to Holdco the Commitment and fully performed other obligations hereunder, and (ii) the valid termination of the Merger Agreement in accordance with its terms. Upon termination of this letter, the Sponsor shall not have any further obligations or liabilities hereunder.

2

4.          Confidentiality.  This letter shall be treated as confidential and is being provided to Holdco and the Company solely in connection with the Merger.  Unless required by applicable Laws or in connection with any SEC filings relating to the Merger, this letter may not be used, circulated, quoted or otherwise referred to in any document, without the Sponsor’s written consent, provided, however, that each of the Sponsor and Holdco may disclose the existence and content of this letter agreement to their respective equity holders, controlling persons, directors, officers, employees, agents, financing sources, Affiliates, members, managers or general or limited partners and any representatives of the foregoing (collectively, “Representatives”), to the Other Sponsors and their respective Representatives, and in connection with any litigation relating to the Merger, the Merger Agreement or the transactions contemplated thereby as permitted by or provided in the Merger Agreement.

5.          Enforceability. This letter may be enforced by (i) Holdco in accordance with the terms hereof, or (ii) by the Company pursuant to the Company’s right to seek specific performance of Holdco’s obligation to cause the Sponsor to fund its Commitment in accordance with the terms hereof, pursuant to, and subject to, and solely in accordance with, the terms and conditions of, Section 11.11 of the Merger Agreement.

6.          Third Party Beneficiaries. This letter shall inure to the benefit of and be binding upon Holdco and the Sponsor. Nothing in this letter, express or implied, is intended to, nor does it, confer upon any person (other than Holdco and the Sponsor) any rights or remedies under, or by reason of, or any rights (i) to enforce the Commitment or any provisions of this letter or (ii) to confer upon any person any rights or remedies against any person other than the Sponsor under or by reason of this letter; provided, that the Company is an express third-party beneficiary hereof to the extent and only to the extent that it seeks specific performance of Holdco’s obligations in accordance with Section 5 hereof. In no event shall any of Holdco’s, Merger Sub’s or the Company’s creditors or any other person (other than the Company to the extent provided herein) have any right to enforce this letter.

7.          Governing Law.  This letter shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the State of Delaware without regard to the conflicts of law principles thereof.

8.          Submission to Jurisdiction. Except as set out in Section 13 hereof, each of the parties hereby irrevocably and unconditionally (i) consents to submit to the sole and exclusive jurisdiction of the courts of the State of Delaware or any court of the United States located in the State of Delaware (the “Delaware Courts”) for any litigation arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), (ii) waives any objection to the laying of venue of any such litigation in the Delaware Courts and (iii) agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum.

9.          Counterparts.  This letter may be executed in counterparts (including by e-mail of scanned versions and by facsimile), each of which, when so executed, shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

3

10.        Warranties. The Sponsor hereby represents and warrants with respect to itself to Holdco that (a) it is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (b) it has all requisite limited partnership, corporate or other similar organizational power and authority to execute, deliver and perform this letter; (c) the execution, delivery and performance of this letter by the Sponsor has been duly and validly authorized and approved by all necessary limited partnership, corporate or other organizational action by it; (d) this letter has been duly and validly executed and delivered by it and constitutes a valid and legally binding obligation of it, enforceable against it in accordance with the terms of this letter, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity; (e) it has, together with its Affiliates, available funding commitments in excess of the sum of its Commitment hereunder plus the aggregate amount of all other commitments and obligations it currently has outstanding and its Commitment is less than the maximum amount that it is permitted to invest in any one portfolio investment, whether directly or indirectly, pursuant to the terms of its constituent documents or others; (f) all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Authority necessary for the due execution, delivery and performance of this letter by the Sponsor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Authority is required in connection with the execution, delivery or performance of this letter; and (g) the execution, delivery and performance by the Sponsor of this letter do not (i) violate the organizational documents of the Sponsor or (ii) except as would not reasonably be expected to prevent or adversely affect in any material respect the ability of the Sponsor to perform its obligations hereunder, violate any Law binding on the Sponsor or conflict with any material agreement binding on the Sponsor.

11.        No Recourse. Notwithstanding anything that may be expressed or implied in this letter or any document or instrument delivered in connection herewith, by its acceptance of the benefits of this letter, Holdco covenants, agrees and acknowledges that no person (other than the Sponsor) has any obligation hereunder and that, notwithstanding that the Sponsor or its Affiliates may be partnerships or limited liability companies, Holdco has no right of recovery under this letter, or any claim based on such obligations against, and no personal liability shall attach to, any former, current or future Representatives of the Sponsor, Merger Sub or Holdco, or any former, current or future Representatives of any of the foregoing, excluding however the Sponsor, Holdco or their respective successors or permitted assignees (collectively, each of the foregoing but not including the Sponsor, Holdco or their respective successors or permitted assignees themselves, a “Non-Recourse Party”), through Holdco or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of the Company or Holdco against any Non-Recourse Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable law, or otherwise.

12.        Notices. All notices, requests and other communications to any party hereunder shall be given in the manner specified in the Merger Agreement (and shall be deemed given as specified therein) as follows:

if to Holdco, to:

c/o Unit 3001, China World Tower 2

No. 1 Jian Guo Men Wai Avenue

Beijing 100004, People’s Republic of China

Fax No:	+86-10-5961-1210
Attn:	Ms. Shirley Lin

4

if to Sponsor, to:

1503, Level 15, International Commerce Centre

1 Austin Road West, Kowloon, Hong Kong

Attention:	Wu Minfeng
Facsimile:	+86 10 8507 6999

with a copy to (which alone shall not constitute notice):

25/F Fortune Financial Center,

5 Dong San Huan Central Road

Chaoyang District Beijing

Attention:	William Hsu
Facsimile:	+86 10 8507 6999

White & Case LLP, Beijing Office

19th Floor, Tower 1 of China Central Place

81 Jianguo Lu, Chaoyang District

Beijing 100025

Attention:	Andre Zhu
Facsimile:	+86 10 5912 9600

13.        WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.

14.         No Modifications; Complete Agreement. This letter agreement may not be amended or otherwise modified without the prior written consent of Holdco and the Sponsor. This letter, together with the applicable portions of the Merger Agreement, contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all contemporaneous or prior agreements or understandings, both written and oral, between the parties with respect to the subject matter hereof.

15.         Severability. Any term or provision of this letter which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this letter in any other jurisdiction. If any provision of this letter is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

5

16.         Interpretation. Headings are used for reference purposes only and do not affect the meaning or interpretation of this letter agreement. When a reference is made in this letter agreement to a section, such reference shall be to a section of this letter agreement unless otherwise indicated. The word “including” and words of similar import when used in this letter agreement will mean “including, without limitation,” unless otherwise specified.

[Signature Pages to Follow]

6

Very truly yours,

CDH Fund V, L.P.
By: CDH V Holdings Company Limited

By:	/s/ Wu Shangzhi
Name:	Wu Shangzhi
Title:	Director

[Signature Page to Equity Commitment Letter]

Agreed to and acknowledged as of the date first written above:

Silver Biotech Investment Limited

By:	/s/ Yang Yang
Name: Yang Yang
Title: Director

[Signature Page to Equity Commitment Letter]